EXHIBIT 10.1

OPTION AND LITERARY PURCHASE AGREEMENT

This AGREEMENT, made and entered into as of March 28th, 2016 by and between LITERA GROUP INC (hereinafter "Writer") and MICHAEL WHITE (hereinafter "Producer").

WHEREAS, Writer is the sole and exclusive proprietor, throughout the world of that certain original Property written by Writer, titled NO REGRETS (the "Property").

1. OPTION

In consideration of payment of Four Thousand Five Hundred Dollars ($4,500), receipt of which is hereby acknowledged, Writer hereby grants the Producer a six (6) month exclusive option (the "Option") to purchase all motion picture, television, ancillary and exploitation rights in and to the Property and in the copyright thereof and all renewals and extensions of copyright, in order to develop and produce an original motion picture based on the Property ("the Picture") and exploit the Picture and all rights acquired herein, provided that any sums paid under this Section 1 or any other provision of this agreement with respect to the option shall be credited against the first sums payable on account of such purchase price. If Producer shall fall to exercise this option, then the sums paid to Writer hereunder with respect to the option shall be and remain the sole property of Writer.

2. OPTION PERIOD

The option shall be effective during the period commencing on the date hereof and ending six months later (the "Initial Option Period"). The Initial Option Period may be extended for an additional six months by payment of One Thousand Dollars ($1,000.00) on or before the expiration date specified above (the "Second Option Period").

3. EXERCISE OF OPTION

(a) If Producer elects to exercise the option, Producer (at any time during the Initial or Extended Option period) shall serve upon Writer written notice of the exercise by addressing such notice to Writer at his address by certified mail, return receipt requested with postage prepaid, in the United States mail. The deposit of such notice in the United States mall as hereinabove specified shall constitute service thereof, and the date of such deposit shall be deemed to be the date of service of such notice. The Option may be exercised only by notice in writing as set forth.

(b) If Producer exercises this option, Writer, without cost to Producer shall execute, acknowledge and deliver to Producer, or shall cause the execution, acknowledgment and delivery to Producer of, such further instruments as Producer may reasonably require in order to confirm unto Producer the rights, licenses, privileges and property which are the subject of the within option. If Writer shall fail to execute and deliver or to cause the execution and delivery to Producer of any such instruments, Producer is hereby irrevocably granted the power coupled with an interest to execute such instruments and to take such other steps and proceedings as may be necessary in connection therewith in the name and on behalf of Writer and as Writer's attorney-in-fact. Writer shall supply all supporting agreements and documentation requested by Producer.

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4. PURCHASE PRICE OF PROPERTY

(a) As consideration for all rights granted and assigned to Producer including the production of one or more theatrical or television motion pictures, and for Writer's representations and warranties, Producer agrees to pay to Writer, and Writer agrees to accept, the following compensation (the "Purchase P rice"):

(1)	If a motion picture is produced based on the Property with a final production budget more than $100,000 but less than $500,000, the Writer shall be paid the sum of $10,000.

(2)	If a motion picture is produced based on the Property with a final production budget more than $500,000 but less than $1M, the Writer shall be paid the sum of $30,000.

(3)	If a motion picture is produced based on the Property with a final production budget more than $1M, the Writer shall be paid the sum of $50,000.

(b) The Purchase Price shall be paid by Producer as follows: $5,000 within thirty (30) days of exercise of the option as set forth in section 3; the remainder within thirty (30) days of the first day of principal photography.

(c) In addition to the aforesaid Purchase Price, Writer shall receive Additional Compensation as follows:

(1)

For any sequel produced based on the Property, in whole or in part, Producer will pay or cause Writer to be paid one-half of the Purchase Price; and for any remake produced based on the Property, in whole or in part, Producer will pay or cause Writer to be paid one-third of the Purchase Price. The compensation described in this section 4(c)(1) shall be paid to Writer upon commencement of principal photography of any such sequel and/or remake. (2) For any television series produced, based on the Property, Producer will pay or cause to be paid to Writer the following royalties per initial production upon completion of production of each program: programs up to 30 minutes---$1,500; over thirty (30) minutes but not more than sixty (60) minutes—$1,750; over sixty (60) minutes but not more than ninety (90) minutes-- $2,000; over ninety (90) minutes--$2,500; and in addition to the foregoing, as a buyout of all royalty obligations, one hundred percent (100%) of the applicable initial royalty amount, in equal installments over five (5) reruns, payable within thirty (30) days after each such rerun, or subject to the WGA minimum, whichever is greater.

(d) All of the sums set forth as compensation in this paragraph are for the total amount of monies payable by Producer.

5. CREDIT

In determining whether Writer is awarded sole, shared, or no writing credit for the Property, reference shall be made to the principles of the WGA credit arbitration rules. Although Producer is not a WGA signatory, and Writer is not a member of the WGA, to the extent possible, the principles of the WGA credit arbitration rules shall be followed by the parties. In the event of a credit dispute, the arbitrator of such a dispute shall follow the WGA credit rules.

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6. RIGHT TO ENGAGE IN PREPRODUCTION

Writer acknowledges that Producer may during the option period, undertake production and preproduction activities in connection with any of the rights to be acquired hereunder including, without limitation, the preparation and submission of treatments and/or screenplays based on the Property.

7. ASSIGNMENT

This Option Agreement and the rights granted hereunder may be assigned by Producer to any other person, firm or corporation, without the consent of the Writer.

8. OPTION REVERSION

If the Producer does not timely exercise the option during its original or extended term, the option shall terminate and all rights in the Property shall immediately revert to the Writer. The Writer shall retain all sums paid. Producer shall immediately execute and deliver to Writer any assignments and documents required to effectuate the Reversion. If Producer shall fail or be unable to do so, Producer hereby grants Writer a power coupled with an interest to execute and deliver such documents as Producer's attorney-in-fact.

9. WARRANTY AND INDEMNIFICATION

(a) Writer represents and warrants to Producer that Writer has not adapted the Property from any other literary, dramatic or other material of any kind, nature or description, nor, excepting far material which is in the public domain, nor has Writer copied or used in the Property the plot, scenes, sequence or story of any other literary, dramatic or other material; that the Property docs not infringe upon any common law or statutory rights in any other literary, dramatic, or other material; that insofar as Writer has knowledge, no material in the Property is libelous or violative of the right of privacy of any person and the full utilization of the rights in the Property which are covered by the within option would not violate any rights of any person, firm or corporation; and that the Property is not in the public domain in any country in the world where copyright protection is available.

(b) Writer represents and warrants to Producer that Writer is the exclusive proprietor, throughout the world, of the rights in the Property which are covered by the within option; that Writer has not assigned, licensed nor in any manner encumbered, diminished or impaired these right. Writer further represents and warrants that no attempt hereafter will be made to encumber, diminish or impair any of the rights herein granted and that all appropriate protections of such rights will continue to be maintained by Writer.

(c) Writer agrees to indemnify Producer against all judgments, liability, damages, penalties, losses and expense (including reasonable attorneys' fees) which may be suffered or assumed by or obtained against Producer, its successors, licensees, and assigns, by reason of any breach or failure of any warranty or agreement herein made by Writer. This paragraph shall survive termination of this Agreement.

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10. FURTHER AGREEMENT

In the event the Option is exercised by Producer, the parties intend to enter into a more formal agreement consistent with the terms of this purchase agreement and containing such other terms and conditions as are customary in option agreements in the motion picture and television industry.

11. MISCELLANEOUS

4.1 Terms used herein in the masculine gender include the feminine and neuter gender, and terms used in the singular number include the plural number, if the context may require.

4.2 The headings of paragraphs, sections and other subdivisions of this agreement are for convenient reference only. They shall not be used in any way to govern, limit, modify, construe this agreement or any part or provision thereof or otherwise be given any legal effect.

4.3 This agreement contains the full and complete understanding and agreement between the parties with respect to the within subject matter, and supersedes all other agreements between the parties whether written or oral relating thereto, and may not be modified or amended except by written instrument executed by both of the parties hereto. This agreement shall in all respects be subject to the laws of California applicable to agreements executed and wholly performed within such State. All the rights, licenses, privileges and property herein granted to Producer are irrevocable and not subject to rescission, restraint, or injunction under any or all circumstances.

(d) In the event of any dispute or disagreement regarding this agreement, the parties agree that common-sense should prevail, and that if necessary an independent person or persons mutually agreed upon by both parties shall be called upon to make a decision which is binding upon both parties. If the parties cannot agree on an arbitrator within thirty days of a written arbitration request by either party, the parties may pursue remedies in law or equity in any court of competent jurisdiction.

IN WITNESS THEREOF, the parties hereto have signed this Option Agreement as of the day and year first hereinabove written.

/s/ Wade Gardner
LITERA GROUP INC - WRITER

/s/ Michael White
MICHAEL WHITE - PRODUCER

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